EXHIBIT 11



                                   Matria Healthcare, Inc. and Subsidiaries
                                       Computation of Earnings per Share
                                (Amounts in thousands, except per share amounts)
                                                 (Unaudited)

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

                                                                                       Three Months Ended
                                                                                              March 31,
                                                                                  -----------------------------------
                                                                                        2002                 2001
                                                                                  --------------       --------------
Basic
Net earnings                                                                          $1,618                2,031
Preferred stock dividend requirements                                                     --                 (800)
Accretion on preferred stock                                                              --                 (109)
                                                                                       -----                -----
Net earnings available to common shareholders                                         $1,618                1,122
                                                                                       =====                =====

Shares:
   Weighted average number of common shares outstanding                                8,969                8,749
                                                                                       =====                =====

Net earnings per common share                                                          $0.18                $0.13
                                                                                       =====                =====



Diluted
Net earnings available to common shareholders                                         $1,618                1,122
                                                                                       =====                =====

Shares:
   Weighted average number of common shares outstanding                                8,969                8,749
   Shares issuable from assumed exercise of options and warrants                         434                   62
                                                                                       -----                -----
                                                                                       9,403                8,811
                                                                                       =====                =====

Net earnings per common share                                                          $0.17                $0.13
                                                                                       =====                =====


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